Exhibit 99.1

FOR IMMEDIATE RELEASE

ITC Announces Executive Transition, Appointment
CFO appointed President of Grid Development, new CFO hired

NOVI, Mich., April 6, 2009 – In a move designed to more fully support the expansion and development of its regional business and growth objectives, ITC Holdings Corp. (NYSE: ITC) has appointed Chief Financial Officer Edward M. Rahill to President of ITC Grid Development, LLC. and has named Cameron M. Bready to succeed Rahill as Senior Vice President and CFO of ITC Holdings Corp. Bready will also serve as Treasurer, a position formerly held by the company’s chairman, president and CEO, Joseph L. Welch.

In this newly created position, Rahill will manage ITC Grid Development and its subsidiaries and will be responsible for identifying, developing and implementing new business opportunities including new projects and partnerships.

Rahill had been managing the business activities of ITC Grid Development while simultaneously acting as ITC Holdings’ CFO. Growing business opportunities for ITC Holdings including ITC Great Plains, LLC, ITC Panhandle, LLC, the upper Midwest and other regions of the country have prompted the company to make the management shift.

“Ed’s dedication, focus and efforts while CFO have helped ITC achieve remarkable financial and industry success. Focusing his leadership and insight on ITC Grid Development will be invaluable,” said Welch. “As ITC continues to aggressively pursue regional transmission projects in the Great Plains and upper Midwest states, however, it has become clear that we need to dedicate Ed’s expertise full-time to ITC Grid Development.”

Rahill joined ITC as CFO in 2003 and oversaw the company’s rapid transition from a privately-held venture to a NYSE-listed public corporation in 2005.  Rahill will continue as Senior Vice President of ITC Holdings Corp.

As Senior Vice President, Treasurer and CFO, Bready brings 15 years of financial and accounting experience to the company. Bready will be responsible for the company’s accounting, finance, treasury, and other related financial functions.

“We are pleased to welcome Cameron to ITC,” said Welch. “His skills, leadership and experience in the utility industry will position ITC for continued financial performance and as a recognized leader in the electric transmission industry.”

Most recently, Bready served as vice president of finance at Northeast Utilities in Hartford, Conn., where he was responsible for the financial assessment and structuring of the company’s FERC regulated transmission and state regulated distribution infrastructure investments in the Northeast. He also oversaw financial policy matters, including cost of capital and capital structure requirements and dividend policy, as well as all corporate financial planning and analysis functions.

Prior to this post, Bready served in various senior management positions at Mirant Corporation, a large wholesale electricity generator based in Atlanta, Georgia. Prior to Mirant, Bready worked as a senior manager in the Transaction Advisory practice at Ernst & Young and an audit manager for Arthur Andersen.

Bready holds a Bachelor of Business Administration degree from Oglethorpe University in Atlanta. He is also a Certified Public Accountant.

Both Bready and Rahill will be based in Novi.

About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, ITCTransmission, Michigan Electric Transmission Company (METC) and ITC Midwest, ITC operates contiguous, regulated, high-voltage transmission systems in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois and Missouri, serving a combined peak load in excess of 25,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Grid Development, ITC Great Plains and ITC Panhandle Transmission. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)

Investor/Analyst Contact:	Media Contact:
Pat Wenzel 248-946-3570 pwenzel@itc-holdings.com	Cheryl Eberwein 248-946-3483 ceberwein@itctransco.com